Exhibit 6.1

PROMISSORY NOTE $7,000.00 April 1, 2018

FOR VALUE RECEIVED in the form of funds advanced or paid pay directly to Covenant Law Group (“Covenant”) at address 1875 K Street, NW, 4th Floor, Washington, DC 20006 for their legal services provided regarding an SEC REG A securities filing, GreenMo, Inc., a Delaware corporation, at address 6930 Carroll Avenue, Takoma Park, MD 20912, and Neal Holtz, jointly and severally (collectively, “Borrower”), promises to pay to the order of Leslie J. Ulanow, or assignee (“Holder”), at address 10305 Snowpine Way, Potomac MD 20854, or at such other place or places as Holder may from time to time designate in writing, in lawful money of the United States the principal sum of Seven Thousand Dollars ($7,000.00) in all events the total amount advanced to Borrower by Holder hereunder up to said maximum, payable 30 days after the initial advance hereunder to Covenant, at 12% simple interest only, until April 1, 2018; then, on April 1, 2018, the entire principal of this Note will convert to being paid monthly both principal and interest in 72 equal monthly consecutive installments including compound interest at 12%, amortized on a straight-line basis over said 72 months, payable on April 1, 2018 and the 1st day of each month thereafter until fully paid; however, the entire remaining outstanding balance of principal, interest, fees and costs, if not sooner paid, shall be due and payable upon GreenMo, Inc.’s initial money raise from their REG A offering referred above. Any interest only payment(s) accrued hereunder prior to April 1, 2018 shall be prorated and paid on April 1, 2018. On April 1, 2018, the parties shall in writing memorialize the total amount advanced hereunder and confirm the amortizing monthly payment.

In further consideration of the funds lent hereunder], Holder shall also receive the total amount of 1,000,000 shares of GreenMo, Inc. stock from the personal holdings of Neal Holtz at the time of the first payment to Covenant.

It shall be a default under this Note (“Default”) if (a) Borrower shall fail to pay when due any payment of money whether as principal, interest, additional interest, late charge, or fee and such failure shall continue for a - period of five (5) days from the due date; or a failure by Borrower to convey the GreenMo stock referred to above. Following a Default, at the option of Holder, the entire principal amount outstanding under this Note and accrued interest thereon shall become immediately due and payable.

In the event Holder has not received any payment due hereunder within five (5) days of the day on which it is due, Borrower shall pay to Holder a late charge in the amount of five percent (5%) of such late payment. Such late charge is to be immediately due and payable without demand by Holder.

If this Note is not paid when due, whether at maturity or by acceleration, Borrower promises to pay all costs of collection incurred by Holder, whether or not suit is filed thereon, including, but not limited to, reasonable attorneys’ fees [i.e., agreed to be 15% of total amount(s) due hereunder] and all costs incurred in connection with the collection or realization of the amounts due under this Note.

Borrower and all others who may become liable for all or any part of this obligation hereby waive and renounce any and all homestead exemption rights against this debt or any renewal or extension thereof; waive demand, protest, notice of dishonor and any and all lack of diligence or delays in collection or enforcement thereof; and expressly consent, at the option of Holder, to the extension of the time for payment, renewal of the obligation, release of any other indulgence or forbearance of the debt, which may be made without notice or consent to any party and without in any way affecting the liability of the parties hereto or the obligation of the undersigned or the successors or assigns of the undersigned to pay the outstanding principal balance of this Note.

BORROWER AND HOLDER MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING OUT OF OR CONCERNING THIS NOTE, EACH HAVING BEEN ADVISED BY COUNSEL OF THE CONSEQUENCES OF THIS WAIVER, INCLUDING THAT ANY DISPUTED FACTS IN ANY SUCH ACTION, SUIT OR COUNTERCLAIM WILL BE DETERMINED BY THE TRIAL JUDGE RATHER THAN BY A JURY.

The indebtedness evidenced hereby may be prepaid in full or in part without fee or penalty. Any partial prepayment shall first be applied to any unpaid interest, then the interest currently due hereunder, then to costs due hereunder, and then in reduction of the outstanding principal balance of the indebtedness.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal or unenforceable.

Any notice, demand, request or other communication from Holder or Borrower shall be in writing and shall be hand delivered, sent by overnight delivery service, or sent by certified United States Mail, return receipt requested, as follows (unless such address is changed by written notice to all other parties):

If to Holder: 10305 Snowpine Way, Potomac MD 20854

If to Borrower: 6930 Carroll Avenue, Takoma Park, MD 20912

Notices shall be effective on the date of delivery if given by hand, on the day after deposit with the delivery service if given by overnight delivery, and three (3) days after mailing, if given by mail.

Borrower hereby represents and warrants that the loan evidenced by this Note was made and transacted solely for the purpose of a business or commercial investment.

This Note shall be governed by and construed in accordance with the laws of the Sate of Maryland.

IN WITNESS WHEREOF, Borrower has signed and sealed this Note as of the date first stated above.

WITNESS/ATTEST BORROWER: GreenMo, Inc.

By: (SEAL)

Neal Holtz, President Fed. Tax ID#:______________________

___________________________ ___________________________(SEAL)

Neal Holtz, Individually SSN:___________________________ Address: ___________________________ _________________________________